Exhibit 99.1

Press Release

Hythiam Contact:	Media Contacts:
Chuck Timpe	Marybeth Belsito/Paul Wynn
(310) 268-0020	(212) 586-8877
ctimpe@hythiam.com	mbelsito@belsitoco.com
pwynn@belsitoco.com

HYTHIAM, INC. COMPLETES $22 MILLION FINANCING AND
MERGER WITH PUBLIC COMPANY

– Business Priority Includes Commercialization of Proprietary Protocol for Alcohol and Drug Addiction –

Los Angeles, CA – October 7, 2003 – Hythiam, Inc. (OTC BB:HYHM) today announced the successful completion of its reverse merger with Alaska Freightways, Inc., a public company previously traded under the symbol AKFW.  As part of the transaction, Hythiam raised gross proceeds of approximately $22 million through the sale of its common stock.  Immediately prior to the merger, Alaska Freightways effected a 2.007 for 1 forward split of the common stock held by its shareholders.  There are now a total of 24,606,889 shares of Hythiam common stock outstanding.

“Today’s announcement represents a substantial milestone for our shareholders, and sets the stage for us to pursue our business plan aggressively with substantial capital resources,” said Terren S. Peizer, Chairman and Chief Executive Officer, Hythiam, Inc.  “The commercialization and launch of Hythiam’s proprietary protocol for alcohol and drug addiction has the potential to revolutionize treatment of this devastating brain disease.”

Hythiam’s Business Rationale

In 2002, an estimated 22 million Americans suffered from substance dependence or abuse due to drugs, alcohol or both, according to the newest results of the National

Survey on Drug Use and Health published by the Substance Abuse and Mental Health Services Administration (SAMHSA) in the U.S. Department of Health and Human Services. According to the report, only 2.9 million individuals in the United States received specialized substance abuse treatment for illicit drug or alcohol problems.  Further, according to the National Institute on Alcohol Abuse and Alcoholism (NIAAA), approximately 90 percent of people with alcohol dependence are likely to experience at least one relapse within 4 years of  treatment. As a result, the company believes there is a substantial market potential for its treatment protocols.

To provide major hospitals and substance abuse centers access to a new treatment approach, Hythiam intends to initially license its proprietary protocol, Hythiam’s Addiction Neuro-restoration Detox System (HANDSTM), to medical facilities across the United States.  Hythiam does not provide medical treatment to patients and, in each case, the patient’s physician will determine whether or not to treat the patient using the licensed Hythiam protocol.

Hythiam’s Solution:  Recovery at the Source

The HANDS Patient ProtocolTM is the only recovery treatment available today that uses a newly developed protocol to target the receptors and transmitters most influenced by the endogenous brain chemicals (GABA, dopamine, glutamate, and serotonin) thought to be accountable for alcohol dependence and other drug addictions.  By specifically focusing on repairing the negative effects of substance dependence on the brain, the HANDS Patient ProtocolTM is designed to change the paradigm of the recovery process because it reduces or eliminates withdrawal symptoms and stops cravings, the leading cause of relapse, and enhances cognitive behavior, allowing the individual to make more informed choices. Hythiam’s patented and patent-pending protocols, including the HANDS Patient ProtocolTM for Addictions (alcohol, cocaine, crack, methamphetamine and poly-drug addictions) and the HANDS Patient ProtocolTM for Opiates focus on repairing the negative effects of substance dependence on the brain.

About Hythiam, Inc.

Hythiam, Inc., headquartered in Los Angeles, California, aims to become an industry leader by developing and commercializing Hythiam’s Addiction Neuro-restoration Detox System (HANDSTM) to combat alcohol and drug addiction.  This physiological approach to care concentrates on healing the neurotransmitters and receptors located in the brain’s limbic system, which plays a central role in regulating emotions and behaviors.  The name Hythiam was derived from the pioneering work of James Papez (1937) and Paul MacLean (1949), which concentrated on four areas of the limbic system region: the HYpothalamus, Thalamus, HIppocampus and AMygdala.  By targeting receptors most influenced by the endogenous brain chemicals, the HANDS Patient ProtocolTM treats both the physiological and psychological aspects of addiction and is designed to provide patients with the best chance for complete and persistent recovery.

For further information about Hythiam, please visit www.hythiam.com.

Forward Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control, that may cause actual results to differ materially from stated expectations.  These risk factors include, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks discussed in the company’s filings with the SEC.

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